Exhibit 99.1

FOR IMMEDIATE RELEASE

INFINITY HIGHLIGHTS BROAD EXPANSION OF HSP90 CLINICAL PROGRAM

AND ANNOUNCES FOURTH QUARTER FINANCIAL RESULTS

— Lead Hsp90 Inhibitor Now In Four Ongoing Clinical Trials, Next-Generation Oral Program

Advancing Toward Clinical Testing—

CAMBRIDGE, Mass. – February 13, 2008 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI), an innovative cancer drug discovery and development company, today provided a research and development update and announced financial results for the fourth quarter of 2007.

Recently, Infinity:

•

Completed enrollment in the expansion portion of the Phase 1 trial of retaspimycin hydrochloride for injection (also known as IPI-504), or retaspimycin, the company’s lead heat shock protein 90 (Hsp90) inhibitor, in patients with gastrointestinal stromal tumors (GIST) and other soft tissue sarcomas;

•	Initiated two Phase 2 clinical studies of retaspimycin, in patients with non-small cell lung cancer (NSCLC) and patients with hormone-resistant prostate cancer (HRPC);

•	Initiated a Phase 1b trial of retaspimycin in combination with Taxotere® (docetaxel) in patients with advanced solid tumors;

•	Advanced the company’s next-generation oral Hsp90 inhibitor, IPI-493, through final preclinical activities;

•	Regained all worldwide rights to Infinity’s Hedgehog pathway inhibitor program on a royalty-free basis, and advanced its lead development candidate IPI-926 toward clinical studies;

•	Ended 2007 with $114.2 million in cash, cash equivalents, and available-for-sale securities, providing funds to support the company’s current operating plan through at least the end of 2009.

“Infinity’s R&D and business progress in the past months demonstrates our capabilities as a leader among emerging oncology drug discovery and development companies,” said Steven H. Holtzman, President, Chair, and Chief Executive Officer. “With our strong balance sheet, we will continue to aggressively invest in our Hsp90 and Hedgehog programs to achieve important catalysts in 2008, with the ultimate objective of bringing valuable new medicines to patients.”

“We have significantly expanded the breadth of our Hsp90 clinical program and are now in four separate clinical settings with retaspimycin, our lead molecule,” said Julian Adams, Ph.D., President of Research and Development and Chief Scientific Officer. “The expansion of activity for both our i.v. and oral Hsp90 inhibitors demonstrates the broad impact we believe Hsp90 inhibition will have in the treatment of cancer.”

Research and Development (R&D) Update

Infinity, in collaboration with its partner MedImmune (a unit of AstraZeneca) on the Hsp90 program, completed the expansion portion of the Phase 1 trial of retaspimycin in patients with GIST and other soft tissue sarcomas. The expansion portion, designed to further characterize the safety and biological activity of retaspimycin, has enrolled over 20 patients at the recommended Phase 2 dose and schedule of 400 mg/m2 administered twice-weekly for two weeks, followed by one week off treatment. Infinity expects to report data from this expansion phase at the American Society for Clinical Oncology Annual Meeting in June 2008, and pending analysis of the data and ongoing consultation with advisors, key opinion leaders, and regulatory authorities, expects to launch a registration trial of retaspimycin in refractory GIST in the third quarter of 2008.

In the past three months, Infinity has initiated three clinical studies of retaspimycin:

•

Phase 2 trial in patients with NSCLC: Preclinical data show the activity of retaspimycin on the epidermal growth factor receptor (EGFR) client protein, an important protein that enables the growth and survival of NSCLC tumor cells. Moreover, as presented in 2007, Infinity and MedImmune reported evidence of biological activity in the Phase 1 dose-escalation portion of an open-label Phase 1/2 trial of retaspimycin in patients with stage IIIb/IV NSCLC. Infinity and MedImmune have since commenced enrollment in the Phase 2 portion of the trial. Enrollment initially consists of 20 patients: 10 with known EGFR mutations and 10 with wild type EGFR and no evidence of mutation. Additional patient enrollment in each arm will be triggered if clinical benefit is observed as determined by a partial response or by stable disease for greater than 12 weeks as measured by RECIST (Response Evaluation Criteria in Solid Tumors).

•

Phase 2 trial in patients with HRPC: Preclinical data indicate a role for Hsp90 inhibition of several client proteins implicated in prostate cancer including the androgen receptor and AKT. Based on these data, Infinity and MedImmune initiated a single-agent, open-label study of retaspimycin in patients with advanced hormone-resistant prostate cancer. Two groups of patients are being enrolled: one group having no prior treatment with cytotoxic chemotherapy, and one group having prior treatment with a Taxotere® (docetaxel)-based chemotherapy regimen for a minimum of two cycles followed by evidence of disease progression. The trial will enroll 30 patients initially (15 per group), with an additional 10 patients to be enrolled in either trial arm if activity is observed. Activity is being measured by RECIST, bone scans, and prostate-specific antigen levels.

•

Phase 1b combination trial with Taxotere® in patients with advanced solid tumors: Clinical and preclinical evidence to date suggest that Hsp90 inhibition has therapeutic potential in many indications in which Taxotere® is effective, including lung, prostate, and breast cancers. The goal of this open-label, dose-escalation study is to establish the safety, maximum tolerated dose and optimal schedule of administration for retaspimycin in combination with Taxotere®.

Infinity continues to aggressively advance its oral Hsp90 program, and expects to enter clinical testing by mid-year with its next-generation lead oral inhibitor, IPI-493.

In its Hedgehog signaling pathway inhibitor program, Infinity is in the final stages of IND-enabling studies for IPI-926, its lead development candidate. IPI-926 has demonstrated highly potent and selective inhibition of the pathway and anti-tumor activity in preclinical models of a variety of cancers. In the fourth quarter of 2007, Infinity regained from MedImmune all development and worldwide commercialization rights for Infinity’s Hedgehog inhibitor program, including IPI-926, on a royalty-free basis. In addition, Infinity will have the right to opt-in to certain Hedgehog programs being developed by AstraZeneca, including worldwide profit sharing and U.S. co-promotion rights.

Fourth Quarter Financial Results

At December 31, 2007, Infinity had total cash, cash equivalents, and available-for-sale securities of $114.2 million.

Total revenue for the fourth quarter of 2007 was $5.3 million as compared to $9.0 million for the fourth quarter of 2006. The decrease in revenue was primarily due to fewer compounds being accepted by Novartis in the fourth quarter of 2007 under the companies’ technology access alliance, following completion by Infinity of its compound delivery obligations to Novartis in September 2007.

R&D expense was $10.0 million for the fourth quarter of 2007 as compared to $9.0 million for the fourth quarter of 2006. R&D costs that are reimbursable by MedImmune under the cost-sharing provisions of the companies’ collaboration agreement are offset against Infinity’s R&D expense. Infinity’s R&D expense of $10.0 million for the fourth quarter of 2007 reflects total R&D expenditures by Infinity of $13.6 million less $3.6 million in MedImmune reimbursable amounts. Infinity’s R&D expense of $9.0 million for the fourth quarter of 2006 reflects total R&D expenditures by Infinity of $12.0 million less $3.0 million in MedImmune reimbursable amounts. The increase in R&D expense is primarily due to increases in development costs, preclinical expenses and personnel-related expenses, partially offset by a decrease in depreciation and asset impairment charges.

General and administrative expense was $4.6 million for the fourth quarter of 2007 as compared to $3.7 million in the fourth quarter of 2006. The increase in expense reflects higher stock-based compensation expense and patent expenses.

Infinity’s net loss for the fourth quarter of 2007 was $7.8 million as compared to a net loss of $5.4 million for the fourth quarter of 2006. The increase in net loss was primarily driven by lower revenues and increased operating expenses, partially offset by non-recurring 2006 expenses associated with the extinguishment of debt and income taxes.

To achieve its 2008 R&D objectives, Infinity projects a net cash burn of $35 to $45 million in 2008. In the absence of any additional financings or business development activities, Infinity anticipates it has sufficient resources to fund its current operating plan through at least the end of 2009.

Conference Call on Thursday, February 14, 2008, at 8:30 a.m. Eastern Time

Infinity management will host a conference call on Thursday, February 14, 2008, at 8:30 a.m. EDT to provide an R&D update and discuss the quarter results. A live webcast of the conference call can be accessed in the Investor section of Infinity’s website at http://www.infi.com. Callers may participate in the call by dialing 800-634-6308 (domestic) and 1-719-325-4940 (international) five minutes prior to the start time. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative cancer drug discovery and development company that is seeking to leverage its strength in small molecule drug technologies to discover, develop, and deliver to patients best-in-class medicines for the treatment of cancer and related conditions. For more information on Infinity, please refer to the company’s website at http://www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding the utility of Hsp90 inhibition to treat cancer; future clinical trial activity for retaspimycin, IPI-493 and IPI-926; the presentation of preclinical and clinical data for retaspimycin; estimates of 2008 financial performance; and the expectation that Infinity will have cash to support its current operating plan through at least the end of 2009. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases. In particular, management’s expectations could be affected by risks and uncertainties relating to: results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites, and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; Infinity’s dependence on its collaborations with MedImmune and Novartis; Infinity’s ability to obtain additional funding required to conduct its research, development and commercialization activities; unplanned cash requirements and expenditures; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q for the quarter ended September 30, 2007, as filed with the Securities and Exchange Commission on November 7, 2007. Further, any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Taxotere® is a registered trademark of sanofi-aventis U.S. LLC. INFI-G

Infinity Contact : Monique Allaire

617.453.1105

Monique.Allaire@infi.com

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	December 31, 2007	December 31, 2006
Cash, cash equivalents and available-for-sale securities	$114,189,468	$101,696,784
Other current assets	7,650,464	44,401,769
Property and equipment, net	5,984,711	6,539,930
Other long-term assets	1,899,961	2,009,399

Total assets	$129,724,604	$154,647,882

Current liabilities	$24,742,562	$24,834,320
Deferred revenue, less current portion	51,041,667	64,791,667
Debt and other long-term liabilities	2,797,472	2,596,940
Total stockholders’ equity	51,142,903	62,424,955

Total liabilities and stockholders’ equity	$129,724,604	$154,647,882

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Collaborative research and development revenue	$5,259,321	$8,959,755	$24,536,350	$18,494,558

Operating expenses:
Research and development	9,964,025	9,022,085	33,793,307	35,792,278
General and administrative	4,603,984	3,652,476	14,033,559	9,464,283

Total operating expenses	14,568,009	12,674,561	47,826,866	45,256,561

Loss from operations	(9,308,688)	(3,714,806)	(23,290,516)	(26,762,003)

Other (expense)/income:
Interest expense	(26,202)	(601,954)	(188,035)	(1,507,102)
Debt extinguishment charge	—	(1,550,860)	—	(1,550,860)
Interest and investment income	1,484,944	1,531,531	6,580,664	2,459,952

Total other (expense)/income	1,458,742	(621,283)	6,392,629	(598,010)

Loss before income taxes	(7,849,946)	(4,336,089)	(16,897,887)	(27,360,013)
Income taxes	—	(1,087,960)	—	(1,087,960)

Net loss	$(7,849,946)	$(5,424,049)	$(16,897,887)	$(28,447,973)

Basic and diluted net loss per common share *	$(0.40)	$(0.28)	$(0.87)	$(3.81)

Basic and diluted weighted average number of common shares outstanding*	19,628,653	19,270,605	19,511,485	7,463,426

*	Basic and diluted net loss per common share and weighted average shares outstanding were impacted in 2006 by the conversion of preferred stock and the issuance of common stock in connection with the Discovery Partners International, Inc. merger.

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